EXECUTION

Exhibit 99.1

SHARE PURCHASE AGREEMENT

by and between

TRACINDA CORPORATION

and

EXPERT ANGELS LIMITED

Dated as of August 16, 2016

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TABLE OF CONTENTS

(continued)

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 16, 2016, is entered into by and between Tracinda Corporation, a Nevada corporation (the “Selling Shareholder”), and Expert Angels Limited, a company incorporated in the British Virgin Islands (the “Purchaser”). Capitalized terms used herein are defined in Section 7 herein.

WITNESSETH

WHEREAS, the Selling Shareholder wishes to sell the Shares to the Purchaser and the Purchaser wishes to purchase the Shares from the Selling Shareholder, on the terms and conditions and for the consideration described in this Agreement; and

WHEREAS, the consummation of the purchase and sale of the Shares contemplated hereby, is expected to occur shortly after the consummation of the transactions contemplated by the Sale and Purchase Agreement, dated as of August 16, 2016, by and among Grand Paradise Macau Limited, the Purchaser, MGMR and MGM Resorts International Holdings, Ltd. (the “SAPA”) and is conditional on closing of the same.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Sale and Purchase of the Shares.

1.1 Sale and Purchase of the Shares. Subject to the terms and conditions hereof, the Selling Shareholder will sell to the Purchaser, and the Purchaser will purchase from the Selling Shareholder, the Shares at a price of US$25.00 per share (the “Per Share Price”), for an aggregate purchase price of US$100,000,000 (One Hundred Million U.S. Dollars) (the “Purchase Price”), payable in cash at the Closing in the manner set forth in Section 1.2.

1.2 Closing. The closing of the sale of the Shares by the Selling Shareholder to the Purchaser and the purchase of the Shares by the Purchaser from the Selling Shareholder as contemplated by Section 1.1 (the “Closing”) shall take place on the date (the “Closing Date”) which is the same as or as soon as reasonably practicable after the Closing Date of the SAPA at the New York offices of Norton Rose Fulbright US LLP, or such other place as the parties may mutually agree, subject to the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 5 of this Agreement. At the Closing:

(a) the Selling Shareholder will deliver or cause to be delivered to the Purchaser, free and clear of any Liens, the Shares in book-entry form, in accordance with Section 5.2.2 of this Agreement; and

(b) the Purchaser will pay to the Selling Shareholder an amount equal to the Purchase Price, by wire transfer of immediately available funds to the account of the Selling Shareholder designated in writing to the Purchaser.

1.3 Withholding Tax. The Purchaser shall be entitled to deduct and withhold from the amounts otherwise paid to the Selling Shareholder under this Agreement such amounts that may be required to be deducted and withheld with respect to the making of such payment under any Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts so required to be deducted and withheld shall be treated for the purposes of this Agreement as having been paid to the Selling Shareholder.

2. Representations and Warranties of the Selling Shareholder.

The Selling Shareholder represents and warrants to the Purchaser as follows, as of the date hereof and as of the Closing Date:

2.1 Authorization, etc. The Selling Shareholder has full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the sale of the Shares contemplated hereby. The execution, delivery and performance of this Agreement by the Selling Shareholder and the consummation by the Selling Shareholder of the sale of the Shares contemplated hereby, have been duly authorized or will be duly authorized prior to the Closing by all requisite corporate action of such party. The Selling Shareholder has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Selling Shareholder enforceable against the Selling Shareholder in accordance with its terms.

2.2 Title to Shares. As of the Closing, the Selling Shareholder owns, legally and beneficially, all of the Shares. Upon the delivery of and payment for the Shares at the Closing as provided for in this Agreement, the Purchaser will acquire good and valid title to all of the Shares, free and clear of any Lien.

2.3 No Conflicts, etc. The execution, delivery and performance of this Agreement by the Selling Shareholder, and the consummation by the Selling Shareholder of the sale of the Shares contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of the Selling Shareholder under, (a) any Law applicable to the Selling Shareholder or any of its properties or assets, (b) any provision of any of the Organizational Documents of the Selling Shareholder, if applicable, or (c) any Contract, or any other agreement or instrument to which the Selling Shareholder is a party or by which any of its properties or assets may be bound except, in the case of each of clauses (a), (b) and (c), as would not reasonably be expected to prevent or materially impair or delay the ability of the Selling Shareholder to sell the Shares and otherwise fulfill its obligations under this Agreement.

2.4 Status. The Selling Shareholder is a corporation duly organized, validly existing and, if applicable under the laws of its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization, and has full power and authority to, conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated except as would not reasonably be expected to prevent or materially impair or delay the ability of the Selling Shareholder to sell the Shares and otherwise fulfill its obligations under this Agreement.

2.5 Consents. All Governmental Approvals or other Consents or waiting periods required to be obtained or satisfied by the Selling Shareholder in connection with its execution and delivery of this Agreement and the consummation by the Selling Shareholder of the sale of the Shares contemplated hereby have been obtained or satisfied on or prior to the date of this Agreement, except for possible filings required under the HSR Act. The sale of the Shares hereunder is not required to be registered under the Securities Act of 1933. The Selling Shareholder is not aware of any material nonpublic information about MGMR.

2.6 Survival of Representations and Warranties. Each of the representations and warranties of the Selling Shareholder in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter.

3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Selling Shareholder as follows, as of the date hereof and as of the Closing Date:

3.1 Authorization, etc. The Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase of the Shares contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the purchase of the Shares contemplated hereby, have been duly authorized by all requisite corporate action of the Purchaser. The Purchaser has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

3.2 No Conflicts, etc. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the purchase of the Shares contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in or require the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of the Purchaser under (a) any Law applicable to the Purchaser or any of its properties or assets, (b) any provision of any of the Organizational Documents of the Purchaser, or (c) any Contract, or any other agreement or instrument to which the Purchaser is a party or by which its properties or assets may be bound except, in the case of each of clauses (a), (b) and (c), as would not reasonably be expected to prevent or materially impair or delay the ability of the Purchaser to purchase the Shares and otherwise fulfill its obligations under this Agreement.

3.3 Corporate Status. The Purchaser is an entity duly organized, validly existing and, if applicable under the laws of its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business and to own or lease and to operate its properties as and in the place where such business is conducted and such properties are owned, leased or operated except as would not reasonably be expected to prevent or materially impair or delay the ability of the Purchaser to purchase the Shares and otherwise fulfill its obligations under this Agreement.

3.4 Consents. All Governmental Approvals or other Consents or waiting periods required to be obtained or satisfied by the Purchaser in connection with its execution and delivery of this Agreement and the consummation by the Purchaser of the purchase of the Shares contemplated hereby have been obtained or satisfied on or prior to the date of this Agreement, except the inquiry and possible filings under the HSR Act to be made by the Purchaser pursuant to the SAPA.

3.5 Purchase for Investment. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its purchase of the Shares hereunder, has no need for liquidity in the Shares and has the ability to bear the economic risks of its purchase of the Shares hereunder. The Purchaser is purchasing the Shares solely for investment, with no present intention to resell the Shares. The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act of 1933, and may not be transferred in the absence of such registration or an exemption therefrom under such legislation.

3.6 Survival of Representations and Warranties. Each of the representations and warranties of the Purchaser in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter.

4. Covenants of the Purchaser and the Selling Shareholder.

4.1 Confidentiality. Each party shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such party in good faith to protect confidential information of third parties delivered to such party, provided that such party may deliver or disclose Confidential Information to (i) such party’s representatives, members of its investment committees, advisory committees, and similar bodies, and Persons related thereto, who are informed of the confidentiality obligations of this Section 4.1; provided, that such party shall be responsible for any disclosure made by any of the foregoing as if it had been made by such party, (ii) any Governmental Authority having jurisdiction over such party to the extent required by applicable Law, including compliance with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, or (iii) any other Person to which such delivery or disclosure may be necessary (A) to effect compliance with any Law applicable to such party, or (B) in response to any subpoena or other legal process, provided that, in the cases of clauses (ii) and (iii) above, the disclosing party shall provide each other party with prompt written notice thereof so that the appropriate party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other party.

4.2 Publicity. Except as may be required by the NYSE rules or the laws, regulations or stock exchange listing rules of Hong Kong, none of the parties shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement, or the SAPA which announcement names any party without its prior approval. If any announcement is required by applicable Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

4.3 HSR Act. Purchaser agrees to inquire with respect to its right to rely on the “passive investor” exemption from the filing requirements of the HSR Act within one (1) Business Day of the date of this Agreement. To the extent Purchaser fails to receive confirmation of the availability of any such exemption, Purchaser agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and no later than eight (8) Business Days after the date of this Agreement, (y) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (z) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 4.3 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Without limiting the foregoing, Purchaser shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Purchaser shall be responsible for payment of the filing fee under the HSR Act.

4.4 Further Assurances. Following the Closing Date, each party shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by any other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the purchase and sale of the Shares contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement (which include the transfer by the Selling Shareholder to the Purchaser of the ownership and intended related benefits of the Shares in the manner contemplated by Section 1.2).

5. Conditions Precedent.

5.1 Conditions to Obligations of Each Party. The obligations of each party to consummate the purchase and sale of the Shares contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

5.1.1 No Injunction, etc. Consummation of the purchase and sale of the Shares contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; and no such Law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement. No action or proceeding shall be pending or threatened by any Governmental Authority on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the purchase and sale of the Shares contemplated hereby in any material respect.

5.1.2 Other Transactions. The Other Transactions shall have been consummated on or prior to the Closing Date.

5.1.3 HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

5.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the purchase and sale of the Shares contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, which the Selling Shareholder agrees to use reasonable best efforts to cause to be fulfilled:

5.2.1 Representations, Performance, etc.

(a) The representations and warranties of the Selling Shareholder contained in Section 2 (i) shall be true and correct in all material respects at and as of the date it first becomes a party to this Agreement, and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date except, in the cases of each of clauses (i) and (ii), as would not reasonably be expected to prevent or materially impair or delay the ability of the Selling Shareholder to sell the Shares and otherwise fulfill its obligations under this Agreement.

(b) The Selling Shareholder shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Selling Shareholder prior to or on the Closing Date, except as would not reasonably be expected to prevent or materially impair or delay the ability of the Selling Shareholder to sell the Shares and otherwise fulfill its obligations under this Agreement.

5.2.2 Delivery of the Shares. At the Closing, the Selling Shareholder shall transfer or cause the Shares to be transferred to the Purchaser in uncertificated electronic form via book entry transfer (through the facilities of The Depository Trust Company (DTC) as applicable) to the brokerage account or direct registration system (DRS) account of the Purchaser designated in writing to the Selling Shareholder, with such accompanying documentation and in accordance with such procedures as may be required by Computershare Inc., as transfer agent, to effect the transfer of the Shares, together with any Tax or transfer stamps or other documents or actions necessary to vest good and valid title to the Shares in the name of the Purchaser, free and clear of any Lien.

5.3 Conditions to Obligations of the Selling Shareholder. The obligation of the Selling Shareholder to consummate the purchase and sale of the Shares contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions, which the Purchaser agrees to use reasonable best efforts to cause to be fulfilled:

5.3.1 Representations, Performance, etc.

(a) The representations and warranties of the Purchaser contained in Section 3 (i) shall be true and correct in all material respects at and as of the date hereof and

(ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such time, except in the cases of each of clauses (i) and (ii), as would not reasonably be expected to prevent or materially impair or delay the ability of the Purchaser to purchase the Shares and otherwise fulfill its obligations under this Agreement in all material respects.

(b) The Purchaser shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except as would not reasonably be expected to prevent or materially impair or delay the ability of the Purchaser to purchase the Shares and otherwise fulfill its obligations under this Agreement.

5.3.2 Delivery of Purchase Price. At the Closing the Purchaser shall have delivered the Purchase Price in accordance with Section 1.2(b).

6. Termination.

6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By the written agreement of the Purchaser and the Selling Shareholder;

(b) By the Selling Shareholder or the Purchaser by written notice to the other party if the SAPA shall have been terminated in accordance with its terms (including, in the event that notifications pursuant to the HSR Act are filed by the parties to the SAPA as provided therein, a termination in accordance with the terms of the SAPA on grounds that any applicable waiting periods, together with any extensions thereof, under the HSR Act shall not have expired or been terminated); or

(c) By the Purchaser if there shall have been a material breach of any representation, warranty or covenant on the part of the Selling Shareholder contained in this Agreement such that the condition set forth in Section 5.2.1(a) and 5.2.1(b) would not be satisfied and which shall not have been cured within 30 days following written notice of such breach; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if the Purchaser is then in material breach of any of its covenants or agreements contained in this Agreement such that the Closing condition set forth in Section 5.3.1(a) or 5.3.1(b) would not be satisfied; or

(d) By the Selling Shareholder if there shall have been a material breach of any representation, warranty or covenant on the part of the Purchaser contained in this Agreement such that the condition set forth in Section 5.3.1(a) and 5.3.1(b) would not be satisfied and which shall not have been cured within 30 days following written notice of such breach; provided that the Selling Shareholder shall not have the right to terminate this Agreement pursuant to this Section (d) if any of the Purchaser are then in material breach of any of their covenants or agreements contained in this Agreement such that the Closing condition set forth in Section 5.2.1(a) or 5.2.1(b) would not be satisfied.

6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 6.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the purchase and sale of the Shares contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders or Affiliates, except as specified in Sections 4.1, 4.2 and 8.1 and except for any liability resulting from such party’s breach of this Agreement prior thereto.

6.3 Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive indefinitely.

7. Definitions.

7.1 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections and Schedules shall be deemed references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation The definitions given for terms in this Section 7 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “US$” shall be deemed references to the lawful money of the United States of America.

7.2 Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement: as defined in the first paragraph of this Agreement.

Business Day: any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York or Hong Kong.

Closing: as defined in Section 1.2.

Closing Date: as defined in Section 1.2.

Confidential Information: information regarding this Agreement and the Other Transaction Agreement including the terms, status and existence thereof, provided that such Confidential Information does not include information that (a) was publicly known or otherwise known to such receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such receiving party or any Person acting on such party’s behalf, or (c) otherwise becomes known to such receiving party other than through disclosure by the delivering party or any Person with a duty to keep such information confidential.

Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

Contract: all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral.

Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; any regulatory commission or stock exchange and any self-regulatory organization.

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws, codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract.

MGMR: MGM Resorts International, a Delaware corporation.

Organizational Documents: as to any Person, its certificate or articles of incorporation, by-laws, memorandum and articles of association or other organizational and constitutive documents.

Other Transaction Agreements: the SAPA.

Other Transactions: the transactions contemplated by the Other Transaction Agreements.

Per Share Price: as defined in Section 1.1.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

Purchase Price: as defined in Section 1.1.

Purchaser: as defined in the first paragraph of this Agreement.

SAPA: as defined in the recitals of this Agreement.

Securities Act of 1933: U.S. Securities Act of 1933, as amended.

Securities Exchange Act of 1934: U.S. Securities Exchange Act of 1934, as amended.

Selling Shareholder: as defined in the first paragraph of this Agreement.

Shares: 4,000,000 shares of common stock, par value $0.01, of MGMR.

Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, share capital or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

Tax: any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, share capital, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

8. Miscellaneous.

8.1 Expenses. Except as set forth below in this Section 8.1 or as otherwise specifically provided for in this Agreement, the Selling Shareholder, on the one hand, and the Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’ fees) in connection with the purchase and sale of the Shares contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the purchase and sale of the Shares contemplated hereby shall be consummated; provided that for the avoidance of doubt, any Tax or other expenses associated with the transfer of the Shares contemplated hereby shall be borne solely by the transferring Selling Shareholder.

8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery or (c) sent by facsimile, as follows:

(i)	if to the Selling Shareholder

Tracinda Corporation

6725 Via Asti Parkway, Suite 370

Las Vegas, NV 89119

Attn: Anthony L. Mandekic,

         CEO, President and Secretary/Treasurer

with a copy to:

Glaser Weil Fink Howard Avchen & Shapiro LLP

10250 Constellation Boulevard, 19th Floor

Los Angeles, CA 90067

Attn: Janet S. McCloud

(ii)	if to the Purchaser,

Expert Angels Limited

c/o Units 1001 – 3, 10/F

China Merchants Tower, Shun Tak Centre,

168 – 200 Connaught Road, Central

Hong Kong

Attn: Pansy Ho

With a copy to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Steven Suzzan

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by next-day or overnight mail or delivery, on the day delivered or (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that a copy is also sent by another method described herein.

8.3 Indemnification.

8.3.1 The Purchaser shall indemnify and hold harmless the Selling Shareholder from, against and in respect of any and all Losses suffered or incurred by the Selling Shareholder to the extent based upon, arising from or otherwise in respect of:

(a) any breach or default in performance by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement; and

(b) any breach of, or any inaccuracy in, any representation or warranty made the Buyer contained in this Agreement.

8.3.2 The Selling Shareholder shall indemnify and hold harmless the Purchaser from, against and in respect of any and all Losses suffered or incurred by the Purchaser to the extent based upon, arising from or otherwise in respect of:

(a) any breach or default in performance by the Selling Shareholder, of any covenant or agreement of the Selling Shareholder contained in this Agreement; and

(b) any breach of, or any inaccuracy in, any representation or warranty made the Selling Shareholder contained in this Agreement.

“Loss” means any loss, liability, claim, damage, judgment, award, settlement, cost, penalty, interest expense, costs of investigation or defense or settlement (including reasonable attorneys’, accountants’, investigators’ and experts’ fees), whether or not involving a third party claim.

8.4 Governing Law and Dispute Resolution.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK. The venue for any dispute arising from this Agreement shall be the federal courts located in the Southern District of the State of New York, U.S.A.

8.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

8.6 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

8.7 Third Party Beneficiaries. It is expressly agreed by the parties hereto that no third party shall be a third party beneficiary of all of the terms of this Agreement .

8.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought, provided that no amendment, modification, discharge of this Agreement, and no waiver hereunder, shall be valid and binding against the Purchaser unless set forth in writing and duly executed by both the Purchaser and the Selling Shareholder. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

8.10 Severability. If any provision, including any phrase, sentence, clause, Section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

8.11 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

8.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. An executed counterpart returned by facsimile or digitally shall be deemed an original.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXPERT ANGELS LIMITED

By:	/s/ Pansy Chiu King Catalina Ho
Name: Pansy Chiu King Catalina Ho
Title: Director

TRACINDA CORPORATION

By:	/s/ Anthony L. Mandekic
Name: Anthony L. Mandekic
Title: CEO & President